EXHIBIT 23



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                              CONSENT OF ATTORNEYS


      Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell 4,761,905 shares of its common stock, 4,761,905 warrants, as well as shares of the Company's common stock issuable upon the exercise of the warrants. Reference is also made to Exhibit 5 included as part of this Registration Statement relating to the validity of the securities proposed to be sold.

      We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.



HART & HART

/s/ William T. Hart

December 19, 2013